Exhibit (a)(1)-3

                              KALMIA INVESTORS, LLC
                         601 CARLSON PARKWAY, SUITE 200
                              MINNETONKA, MN 55305
                                FOR INFORMATION:
                                 (800) 547-0854

October 6, 2003

To Holders of Units of Limited Partnership Interests of Westin Hotels Limited Partnership

Dear Unitholder:

Enclosed with this letter are the Offer to Purchase and Agreement of Sale (together, our "Offer") by Kalmia Investors, LLC (the "Purchaser" or "Kalmia") to purchase limited partnership interests (each a "Unit") of Westin Hotels Limited Partnership, a Delaware limited partnership (the "Partnership"). The Offer is for up to 73,250 Units, representing approximately 54% of the Units outstanding on the date of the Offer.

     o Kalmia is offering to pay $550 in cash for each Unit, less the amount of any distributions declared or paid on or after October 1, 2003 (our "Purchase Price").

     o Kalmia will pay the $50 per transfer fee charged by the Partnership. You will not pay it.

Recently, you may have received communications from wholly-owned subsidiary Starwood Hotels & Resorts Worldwide Inc. ("Starwood") indicating its intention to commence a tender offer to purchase your Units for $600 per Unit. When deciding whether to tender your Units to Kalmia, please consider the following:

     STARWOOD ANNOUNCED ITS INTENTION TO COMMENCE ITS OFFER OVER 60 DAYS AGO, ON AUGUST 4, 2003. STARWOOD HAS NOT COMMENCED ITS OFFER TO DATE.

     STARWOOD'S PROPOSED OFFER INCLUDES A NON-WAIVABLE CONDITION THAT AT LEAST A MAJORITY OF THE ISSUED AND OUTSTANDING UNITS BE TENDERED AND NOT WITHDRAWN. THAT MEANS THAT STARWOOD WILL NOT PURCHASE YOUR UNITS UNLESS AT LEAST 67,801 UNITS ARE TENDERED TO IT.

     KALMIA DOES NOT BELIEVE THAT STARWOOD WILL MEET THIS CONDITION AND THEREFORE WILL NOT BE ABLE TO COMPLETE ITS OFFER.

     KALMIA DOES NOT INTEND TO TENDER ITS UNITS TO STARWOOD. KALMIA IS THE LARGEST UNITHOLDER IN THE PARTNERSHIP WESTIN, OWNING 17,392 UNITS, OR 12.8% OF THE TOTAL OUTSTANDING UNITS.

     BECAUSE OF THESE CONDITIONS AND THE CIRCUMSTANCES STATED ABOVE, KALMIA BELIEVES IT IS UNLIKELY THAT STARWOOD WILL EVER PURCHASE YOUR UNITS, UNLESS ITS PROPOSED OFFER IS MODIFIED.

TO TENDER TO US, PLEASE READ THE PROCEDURES DESCRIBED IN OUR OFFER.

You should also take these factors into account in considering the Offer.

o If you are the record owner of Units and you tender your Units to us in the Offer, you will not have to pay transfer fees, brokerage fees or similar expenses. The Partnership typically charges a transfer of fee $50 per Unitholder, and brokers charge sales commissions generally equal to the greater of $200 or 7-8% of gross proceeds, which you will not have to pay here. If you own your Units through a broker or other nominee, and your broker tenders your Units on your behalf, your broker or nominee may charge you a fee.

o There is no established public market for the Units, although there is a limited secondary market. If you sell on the secondary market, you may receive a higher or lower price than our Purchase Price or the historical prices described above.

o The tender of your Units may be withdrawn at any time prior to the expiration date of the Offer, including any extensions.

o By tendering, you will give up the opportunity to participate in any future benefits of ownership, including potential future distributions by the Partnership. Our Purchase Price may be less than the total amount that you might otherwise receive with respect to your Units over the remaining term of the Partnership.

o Our obligation to purchase Units is subject to our right to prorate among tendering Unitholders the number of Units we will purchase, as well as other conditions set forth in our Offer to Purchase. We will purchase in our Offer a maximum of 73,250 Units. If Unitholders offer us more Units, we will prorate our purchase ratably to all sellers.

o If as few as 50,449 Units are tendered to us and we accept them for payment, that will give us the ownership of more than 50.1% of the Units, which will give us the ability to control many decisions of the Unitholders. Please see Section 7 of our Offer, "Purposes and Effects of the Offer", for a description of those decisions. We have set a price that in our opinion will induce Unitholders to tender while allowing us to profit from ownership of the Units. Therefore, our interests may conflict with yours. We have not calculated a control premium in establishing our Purchase Price for your Units.

o    We will not pay you interest on our Purchase Price.

o The General Partner is expected to announce a recommendation regarding our Offer within 10 business days after the mail date of our Offer or as soon as possible upon becoming aware of the Offer. You may consult with the General Partner before deciding whether or not to tender our Units.

o If it does make an offer, Starwood could modify the terms to eliminate its majority condition.

TO ACCEPT OUR OFFER:

1. Please complete the enclosed Agreement of Sale (if not otherwise indicated, please note the number of Units you wish to sell in the signature area of the Agreement of Sale), and have it MEDALLION SIGNATURE GUARANTEED (this can be done by your broker or a bank where you have an account).

2. Return the completed Agreement of Sale to us in the enclosed pre-addressed envelope.

OUR OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON November 7, 2003, SUBJECT TO ANY EXTENSION. We encourage you to act promptly. Our Offer will remain open at least ten business days following any reduction in our purchase price resulting from a distribution made by the Partnership. By accepting the Offer, you will agree that we are entitled to all distributions made by the Partnership on or after October 1, 2003. Unless the General Partner pays the distribution directly to us or you remit the amount of the distribution to us, we will reduce our purchase price by the amount of the distribution. If the Offer is extended or a distribution occurs within the Offer period, we will make a public announcement. We reserve the right to extend, amend or terminate our Offer.

BEFORE TENDERING, BE SURE TO READ "RISKS AND FACTORS TO CONSIDER BEFORE TENDERING" IN THE OFFER TO PURCHASE

Please consider the Offer carefully. If you have any questions, please telephone us at (800) 547-0854. Thank you for your consideration.

                                        Very truly yours,

                                        Kalmia Investors, LLC

================================================================================
KALMIA IS NOT AN AFFILIATE OF THE GENERAL PARTNER OR OF THE PARTNERSHIP. PLEASE CAREFULLY REVIEW THE ENCLOSED OFFER. AN AGREEMENT OF SALE IS ENCLOSED; IN ORDER TO TENDER YOUR UNITS YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE AGREEMENT OF SALE IN ACCORDANCE WITH THE INSTRUCTIONS AND RETURN IT TO US.
================================================================================

THIS LETTER IS NEITHER AN OFFER TO PURCHASE, NOR A SOLICITATION OF AN OFFER TO SELL THE UNITS. THE OFFER IS MADE ONLY BY THE OFFER TO PURCHASE AND THE RELATED AGREEMENT OF SALE AND IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM) HOLDERS OF UNITS IN ANY JURISDICTION WHICH THE OFFER OR THE ACCEPTANCE THEREOF WILL NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OF SUCH JURISDICTION; IN THOSE JURISDICTIONS WHERE SECURITIES LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE PURCHASER ONLY BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

Our Offer will expire at 5:00 pm, Eastern Time on November 7, 2003, unless the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open.

OUR OFFER CONTAINS IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

21919.0001 #433250